Exhibit 99.1

Intensity Therapeutics, Inc. Announces Pricing of Upsized Initial Public Offering, Raising Approximately $19.5 Million in Gross Proceeds

WESTPORT, Conn. June 29, 2023, – Intensity Therapeutics, Inc. (“Intensity” or the “Company”) (Nasdaq: INTS), a clinical-stage biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, today announced the pricing of its upsized initial public offering of 3,900,000 shares of common stock at a public offering price of $5.00 per share. In addition, Intensity has granted the underwriters a 45-day option to purchase an additional 585,000 shares of its common stock at the initial public offering price, less the underwriting discounts and commissions.

In connection with the offering, the Company’s common stock is expected to begin trading on The Nasdaq Capital Market on June 30, 2023, under the ticker symbol “INTS” subject to final approval by Nasdaq. The offering is expected to close on July 5, 2023, subject to the satisfaction of customary closing conditions.

The net proceeds to Intensity from the offering (prior to any exercise of the underwriter’s over-allotment option), after deducting the underwriting discounts, commissions and transaction expenses, are expected to be approximately $16.2 million.

The Benchmark Company and Freedom Capital Markets are acting as the joint book-running managers for the offering.

The securities described above are being offered by the Company pursuant to a registration statement on Form S-1 (Registration No. 333-260565) that was previously filed with the U.S. Securities and Exchange (the “SEC”) and declared effective on June 29, 2023. This offering is being made only by means of a prospectus forming part of the effective registration statement. Copies of the final prospectus relating to the initial public offering can be obtained, when available, through the SEC’s website at www.sec.gov or from: The Benchmark Company, LLC, Attention: Prospectus Department, 150 E. 58th Street, 17th floor, New York, NY 10155 at 212-312-6700 or by email at prospectus@benchmarkcompany.com and Freedom Capital Markets, 40 Wall Street, 58th Floor, New York, NY 10005, via email at EquitySyndicate@freedomcapmkts.com and via telephone at (800) 786-1469.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Intensity Therapeutics

Intensity Therapeutics, Inc. is a clinical-stage biotechnology company pioneering a new immune-based approach to treat solid tumor cancers. Intensity leverages its DfuseRx℠ technology platform to create proprietary drug formulations that following direct injection rapidly disperse throughout a tumor and diffuse therapeutic agents into cancer cells. Intensity’s product candidates have the potential to induce an adaptive immune response that not only attacks the injected tumor, but also non-injected tumors. The Company’s lead product candidate, INT230-6, is in development for the treatment of patients with solid tumors, such as sarcoma and breast cancer patients. Intensity has a clinical collaboration agreement with Merck Sharpe & Dohme (Merck) to evaluate INT230-6 with pembrolizumab. In addition, the Company has a clinical collaboration agreement with Bristol-Myers Squibb to evaluate the combination INT230-6 with Bristol-Myers Squibb’s anti-CTLA-4 antibody, ipilimumab. Intensity has also executed agreements with the Ottawa Hospital Research Institute (OHRI) and the Ontario Institute of Cancer Research (OICR) to study INT230-6 in a randomized controlled neoadjuvant phase 2 study in women with early stage breast cancer (the INVINCIBLE study) (NCT04781725). Additionally, the Company executed a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Vaccine Branch. For more information, please visit www.intensitytherapeutics.com and follow the Company on Twitter @IntensityInc.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the expected trading commencement, closing dates and use of proceeds. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include: the risk that the initial public offering of common stock may not close, as well as other risks described in the section entitled “Risk Factors” in the prospectus, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

INVESTOR RELATIONS CONTACT

Rx Communications Group

Michael K. Miller
(917) 633-6086
mmiller@rxir.com